UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
August 18, 2025
Date of report (Date of earliest event reported)
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SEI INVESTMENTS COMPANY
(Exact name of registrant as specified in charter)
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Pennsylvania	0-10200	23-1707341
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
(Address of Principal Executive Offices and Zip Code)
(610) 676-1000
(Registrants’ Telephone Number, Including Area Code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEIC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
The information set forth under item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is incorporated herein by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On Monday, August 18, 2025, SEI Investments Company (the "Company") entered into a Credit Agreement, dated as of such date, among the Company, U.S. Bank National Association, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., JP Morgan Chase Bank, N.A., CIBC Bank USA and Citizens Bank, N.A., each as documentation agent, and other lenders named therein (the "Credit Agreement"), under which it established a five-year senior unsecured revolving credit facility (the "Facility") in an aggregate principal amount of $500 million. The Facility expires in August 2030. The aggregate principal amount of the Facility may be increased by an additional $250 million under certain conditions set forth in the Credit Agreement. The Facility replaces the Company’s $325 million five-year credit facility that was scheduled to expire in April 2026. Interest on borrowings under the Facility is payable at rates that, at the Company's option, are based on a base rate (the "Base Rate") plus a premium that can range from 25 basis points to 125 basis points or the Term Secured Overnight Financing Rate ("Term SOFR") plus a premium that can range from 125 basis points to 225 basis points depending on the Company’s Leverage Ratio (a ratio of consolidated indebtedness to consolidated EBITDA for the four preceding fiscal quarters, all as defined in the Credit Agreement). The Base Rate is defined as the highest of a) the Prime Rate, b) the Federal Funds Rate (each as defined in the relevant agreement) plus 50 basis points, or c) Term SOFR for a one-month tenor in effect on such day plus 100 basis points. The Company also pays quarterly commitment fees based on the unused portion of the Facility. The quarterly fees for the Facility can range from 15 basis points of the amount of the unused portion of the Facility to 35 basis points, depending on the Company’s Leverage Ratio. Certain wholly-owned subsidiaries of the Company have guaranteed the obligations of the Company under the Facility.
The Facility contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the Required Lenders (as defined in the relevant agreement), to engage in mergers, consolidations, asset sales, acquisitions, transactions with affiliates, or to incur indebtedness or liens, subject in certain cases to certain exceptions and thresholds, as defined in the related agreement. In the event of a default under the Facility, the Company would also be restricted from paying dividends on, or repurchasing, its capital stock without the approval of the Required Lenders. The Facility also contains financial covenants that require the Company to maintain the Leverage Ratio at not more than 3.00 to 1.00, with the opportunity to increase the maximum Leverage Ratio to 3.50 to 1.00 under certain conditions and for limited periods of time as set forth in the Credit Agreement. Upon the occurrence of certain financial or economic events, significant corporate events or certain other events of default constituting an event of default under the Facility, and in certain cases after notice to the Company, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the Facility may be terminated. In addition, certain other events of default under the Facility would automatically result in amounts due becoming immediately due and payable and all commitments being terminated.
This summary is qualified in its entirety by reference to the text of the Credit Agreement which is included as Exhibit 10.1 to this Current Report.
Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of August 18, 2025 among SEI Investments Company, U.S. Bank National Association, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., JP Morgan Chase Bank, N.A., CIBC Bank USA and Citizens Bank, N.A., each as documentation agent, and other lenders named therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI INVESTMENTS COMPANY

Date:	August 19, 2025	By:	/s/ Sean J. Denham
Sean J. Denham Chief Financial and Chief Operating Officer